Exhibit 10.1

THIRD AMENDMENT TO THE

AGREEMENT OF LIMITED PARTNERSHIP OF

GLOBAL MEDICAL REIT L.P.

June 16, 2020

Pursuant to Section 11.01 of the Agreement of Limited Partnership of Global Medical REIT L.P. (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows:

1. Defined Terms. The following definition of “Management Company Transaction” is added to Article I of the Partnership Agreement:

“Management Company Transaction” means (i) the purchase by Parent REIT of the stock of Inter-American Group Holdings, Inc., a Delaware corporation and (ii) the issuance of REIT Shares by Parent REIT to finance the purchase of the stock of Inter-American Group Holdings, Inc. and to repay indebtedness incurred to purchase such stock.

2. Issuance of Additional Securities.  Section 4.02(a)(ii) of the Partnership Agreement shall be deleted in its entirety and replaced with the following language:

(ii)Upon Issuance of Additional Securities. Parent REIT shall not issue any Additional Securities (other than REIT Shares issued in connection with an exchange pursuant to Section 8.04 hereof or REIT Shares or other capital stock of or other interests in Parent REIT issued in connection with a taxable stock dividend as described in Section 4.02(a)(i)(2) hereof) in any transaction that would cause an adjustment to the Conversion Factor or Rights other than to all holders of REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, unless (A) the General Partner shall cause the Partnership to issue to the General Partner or Parent REIT (or any direct or indirect wholly owned Subsidiary of the General Partner or Parent REIT) Partnership Units or Rights having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) Parent REIT (or any direct or indirect wholly owned Subsidiary of Parent REIT) contributes the proceeds from the issuance of such Additional Securities and from any exercise of Rights contained in such Additional Securities to the Partnership; provided that Parent REIT is allowed to issue Additional Securities without contributing the proceeds therefrom to the Partnership (1) as required for purposes of the Management Company Transaction and (2) in connection with any acquisition of property to be held directly by Parent REIT, but if and only if, such direct acquisition and issuance of Additional Securities have been approved by a majority of the Independent Directors. Without limiting the foregoing, Parent REIT is expressly authorized to issue Additional Securities for less than fair market value, and the General Partner is authorized to cause the Partnership to issue to the General Partner or Parent REIT (or any direct or indirect wholly owned Subsidiary of the General Partner) corresponding Partnership Units, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of Parent REIT and the Partnership and, (y) except as provided above, Parent REIT (or any direct or indirect wholly owned Subsidiary of the Parent REIT) contributes all proceeds from such issuance to the

Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to a stock purchase plan providing for purchases of REIT Shares at a discount from fair market value or pursuant to stock awards, including stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, and restricted or other stock awards approved by the Board of Directors. For example, in the event Parent REIT issues REIT Shares for a cash purchase price and Parent REIT (or any direct or indirect wholly owned Subsidiary of Parent REIT) contributes all of the proceeds of such issuance to the Partnership to the extent required hereunder, the General Partner or Parent REIT (or any direct or indirect wholly owned Subsidiary of Parent REIT) shall be issued a number of additional Partnership Units equal to the product of (A) the number of such REIT Shares issued by Parent REIT, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor in effect on the date of such contribution.

3. Certain Contributions of Proceeds of Issuance of REIT Shares.  Section 4.02(b) of the Partnership Agreement shall be deleted in its entirety and replaced with the following language:

(b) Certain Contributions of Proceeds of Issuance of REIT Shares. In connection with any and all issuances of REIT Shares, other than the issuance of REIT Shares as required for purposes of the Management Company Transaction, Parent REIT (or any direct or indirect wholly owned Subsidiary of Parent REIT) shall make Capital Contributions to the Partnership of the proceeds therefrom (if any), provided that if the proceeds actually received and contributed by Parent REIT (or any direct or indirect wholly owned Subsidiary of Parent REIT) are less than the gross proceeds of such issuance as a result of any underwriter’s discount, commissions, placement fees or other expenses paid or incurred in connection with such issuance, then Parent REIT (or any direct or indirect wholly owned Subsidiary of Parent REIT) shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount, commissions, placement fees or other expenses paid by Parent REIT, and the Partnership shall be deemed simultaneously to have reimbursed such discount, commissions, placement fees and expenses as an Administrative Expense for the benefit of the Partnership for purposes of Section 6.05(b) hereof.

4. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.

5. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

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Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

GLOBAL MEDICAL REIT GP LLC,
a Delaware limited liability company,

By:	GLOBAL MEDICAL REIT INC.,
a Maryland corporation

By:	/s/ Jamie A. Barber
Name:	Jamie A. Barber
Title:	General Counsel and Secretary